Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 20th day of March 2017 (the “Effective Date”), by and between Rhoda Wing Chuen Lau (the “Executive”) and SSLJ.COM Limited (the “Company”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Employment. The Executive is employed by Shengshi Leju (Wuhan) Technology Holding Co., Ltd., a wholly-owned subsidiary of the Company, as finance director on the same date of this Agreement. The Company meanwhile agrees to employ the Executive as the Company’s Chief Financial Officer, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2.	Term. The employment of the Executive by the Company shall commence on the Effective Date and terminate one year from the Effective Date (the “Initial Term”), unless sooner terminated as hereinafter provided. Following the Initial Term, this Agreement shall be automatically renewed for successive additional one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either party gives prior written notice of non-renewal to the other party at least sixty (60) days prior to the termination date of the Initial Term or the then current Renewal Term, as applicable.

3.	Title, Duties and Term. The Company hereby employs Executive as Chief Financial Officer of the Company, with such authority, duties and responsibilities as are customarily associated with, or assigned to, such officers of a publicly-held corporation, and shall report to the Company's Chief Executive Officer (the “CEO”). During the course of his employment, Executive shall, at all times, use reasonable efforts in faithfully and industriously performing her duties hereunder. Except with the consent of the CEO (which consent shall not be unreasonably withheld), Executive shall devote his full business time and efforts to the affairs of the Company, but nothing contained herein shall be construed to prevent Executive from (i) investing Executive's assets or (ii) engaging in other activities for charitable or other non-profit institutions, provided that such activities do not materially interfere with the performance of Executive's duties hereunder. Furthermore, service by Executive on the board of directors of up to one (1) non-competing company shall not be deemed to be a violation of this Agreement provided such service does not materially interfere with the performance of Executive's duties hereunder.

4.	Compensation and Related Matters. For services rendered by the Executive hereunder during the Term, the Executive shall be compensated as follows:

(a)	Base Salary. Shengshi Leju (Wuhan) Technology Holding Co., Ltd. shall pay the Executive a base salary (the “Base Salary”) for the first year following the Effective Date shall be ($_______) per annum and the Base Salary is paid on a monthly basis. No additional salary will be paid by the Executive by the Company during the Initial Term. Base Salary of the Executive in the Renewal Term will be re-determined, by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors).

(b)	Benefits. The Executive shall be entitled to participate in all compensation and employee benefit plans or programs generally available to all employees of the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof including, without limitation, incentive compensation, bonus, group hospitalization, health, dental care, life, disability or other insurance, tax-qualified and nonqualified pension, savings, thrift and profit-sharing plans, termination or severance pay programs, sick-leave plans, travel or accident insurance, automobile allowance or automobile lease plans, and executive continent compensation plans, and equity compensation programs, including, without limitation, capital accumulation programs, stock purchase, restricted stock and stock option plans (such plans and programs, collectively, the “Employee Benefit Plans”).

(c)	Vacation. During the Term, Executive shall be entitled to the same paid absence (whether for vacation, sick leave or personal time) and continuous service leave benefits and on the same terms and conditions, as generally apply to executive employees of the Company.

5.	Early Termination. This Agreement may terminate prior to expiration of the Initial Term or the then current Renewal Term as provided in accordance with Section 2 above, or by reason of any of the following:

(a)	By Company for Cause. The Company may terminate this Agreement for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean: (i) the gross and willful misconduct on the part of the Executive in connection with the performance of his duties and responsibilities hereunder; (ii) the breach by Executive of any material provision of this Agreement, which breach shall remain uncured by Executive thirty (30) days after receipt of the Company’s notice of breach (provided, however, that if, in the reasonable judgment of the Company, such breach is not curable, then the Company is not obligated to provide such thirty (30) day cure period and shall have the right to immediately terminate this Agreement); (iii) commission by Executive of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with his duties hereunder; (iv) the commission of a felony or a misdemeanor involving moral turpitude; (v) Executive has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors and the failure of the Executive to remedy such refusal or failure within thirty (30) days following receipt of the Company’s written notice thereof; or (vi) the violation by Executive of any statutory or common law duty of loyalty to the Company as determined in a final non-appealable judgment by a court of competent jurisdiction.

(b)	By Executive for Good Reason. The Executive may terminate this Agreement for “Good Reason” (as defined below). For purposes of this Agreement, “Good Reason” shall mean: (i) the breach by the Company of any material provision of this Agreement, which breach shall remain uncured by the Company thirty (30) days after receipt of the Executive’s notice of breach; (ii) any diminution in Executive’s title; or (iii) following a Change of Control, if there shall be: (A) any material diminution in the duties of Executive, or (B) any material reduction of the compensation due the Executive pursuant to Section 4 hereof or any material diminution of the rights granted to the Executive under this Agreement, except for across-the-board salary reductions similarly affecting all executives or senior officers of the Company.

(c)	Death or Disability of Executive. This Agreement shall terminate immediately upon the death of Executive or the Company’s determination of Executive’s “Disability” (as defined below). For purposes of this Agreement, “Disability” shall mean: (i) that the Executive is permanently disabled so as to qualify for full benefits under the Company’s then-existing disability insurance policy; or (ii) if the Company does not maintain any such disability policy on the date of determination, the inability of the Executive to work for a period of six (6) full calendar months during any nine (9) consecutive calendar month period due to illness or injury of a physical or mental nature, supported by the completion by the Executive’s attending physician or a doctor for the Company or its insurer of a medical certification form outlining the disability and treatment, if at the end of such disability period, there is no reasonable probability of Executive promptly resuming full-time service pursuant to the terms of this Agreement.

6.	Severance Provisions Generally.

(a)	Any termination of Executive’s employment by the Company shall be communicated by written Notice of Termination to Executive and any termination by the Executive of his employment shall be communicated by written Notice of Termination to the Company. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)	For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause by the Company, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which the Company determines that the Executive is Disabled, and (iv) if the Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment without Good Reason, the date specified in the Notice of Termination.

(c)	If this Agreement is terminated by the Company for Cause or by reason of Executive’s death or Disability or if this Agreement is terminated by the Executive without Good Reason, then the Company shall pay Executive the following:

(i) Accrued and unpaid Base Salary up to and including the Date of Termination;

(ii) Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination; and

(iii) In the case of termination by reason of Executive’s death, the retention of the Stock Option to the extent vested as of immediately prior to the Date of Termination. For the avoidance of doubt, any unvested portion of the Stock Option shall be deemed forfeited and cancelled as of the Date of Termination in the case of termination by the Company for Cause or by Executive without Good Reason.

(d)	If this Agreement is terminated by the Company (other than a termination by the Company for Cause or by reason of Executive’s death or Disability ) or by the Executive with Good Reason, then the Company shall pay Executive the applicable severance payments as set forth in Section 7. Said severance payments shall be payable in equal installments every two weeks over the applicable severance period in accordance with the Company’s customary payroll practices.

(e)	If this Agreement is terminated by the Company (or its successor) in connection with or as a result of a Change in Control, then the Company shall pay Executive the severance payments as set forth in Section 8 below.

(f)	Executive shall not be required to mitigate (by seeking any other employment, self-employment or any other income producing pursuit) any amounts or benefits payable to him upon termination of this Agreement.

(g)	Executive shall not be required to set off against any amounts or benefits payable to him upon termination of his employment under this Agreement, any compensation for other employment, consultancy or unemployment benefits received while he is receiving payments and benefits under this Agreement.

7.	Severance Payments. The Company shall provide Executive the following severance:

(a)	Accrued and unpaid Base Salary up to and including the Date of Termination;

(b)	Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination;

(c)	The retention of the Stock Option (if any) to the extent vested as of immediately prior to the Date of Termination;

(d)	Continued provision of Base Salary for 2 months following the Date of Termination; and

(e)	100% of COBRA premiums for Executive and his immediate family for twelve (12) months following the Date of Termination, unless the Date of Termination occurs within one year of the Effective Date, in which case payment of such COBRA premiums will be limited to a period of six (6) months.

8.	Severance Due to a Change in Control.

(a)	For purposes of this Agreement, a “Change in Control” shall mean: (i) the sale, conveyance or disposition (in one or a series of related transactions) of all or substantially all of the stock or assets of the Company, or (ii) a consolidation or merger of the Company with or into any other corporation or corporations; provided, however, that a consolidation or merger involving the Company shall not be deemed to be a Change in Control if (A) the other party (or, if more than one, one of the other parties) to such transaction is an affiliate of the Company or (B) following completion of the transaction, the holders of shares of the Company’s capital stock immediately prior to the transaction, own shares which represent a majority of voting power of the surviving corporation (it being understood that for purposes of this Section 8, (X) the phrase “majority of the voting power” of a corporation shall mean a majority of all of the then outstanding capital stock of the corporation having voting power, and (Y) the phrase “affiliate of the Company” shall mean, with respect to the Company, any other person or entity which directly or indirectly controls, is controlled by or under common control with the Company.

(b)	If, at any time after the Effective Date, this Agreement is terminated by the Company (or its successor) in connection with or as a result of a Change in Control or by the Executive for Good Reason in connection with or following a Change in Control, then the Company (or its successor) shall provide Executive the following severance: (i) Accrued and unpaid Base Salary up to and including the Date of Termination; (ii) Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination; (iii) The retention of 100% of the Stock Option which shall be deemed fully vested as of the effective date of the consummation of the Change in Control transaction; (iv) Continued provision of Base Salary for 2 months following the Date of Termination, unless the Date of Termination occurs within six months of the Effective Date, in which case continued provision of Base Salary will be limited to a period of 1 month; and (v) 100% of COBRA premiums for Executive and his immediate family for twelve (12) months following the Date of Termination, unless the Date of Termination occurs within six months of the Effective Date, in which case payment of such COBRA premiums will be limited to a period of six (6) months.

9.	Confidentiality.

(a)	“Confidential Information” shall mean all information (in written, oral or electronic form) of the Company and its affiliates that is designated by the Company as being confidential or should have been reasonably understood by Executive to be confidential. Confidential Information shall include, without limitation, all documentation provided by the Company, including but not limited to, all inventions, technology, trade secrets, know-how, technical information and data, improvements, formulas, research, development, laboratory notebooks, processes, diagrams, designs, drawings, engineering, test procedures and specifications, manufacturing specifications, configurations, packaging, search results, and any documents or materials relating thereto, business, financial, accounting, insurance, and marketing information, analyses, forecasts, predictions or projections, documents, systems, specifications, research and development information, prices, proposed transaction terms and other commercial information and/or trade and business secrets.

(b)	Confidential Information shall not include information that: (i) is or becomes public domain through no action on the part of Executive; (ii) is lawfully obtained from any source other than the Company, without an obligation to keep it confidential; (iii) is previously known to Executive without an obligation to keep it confidential; (iv) is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that Executive shall first have given prior written notice to the Company so that the Company may seek a protective order requiring that the Confidential Information not be disclosed; or (v) is independently developed by Executive without the use of the Confidential Information.

(c)	Executive hereby agrees that, during the Term and for three (3) years thereafter, he: (i) shall use the Confidential Information solely in connection with the performance of his duties under this Agreement, and not for any other purpose whatsoever without the prior express written consent of the Company; (ii) shall not copy, disclose or reveal any of the Confidential Information to any third party without the prior express written consent of the Company; (iii) shall take strict precautions to maintain the confidentiality of the Confidential Information received; (iv) shall, within five (5) days of a written request by the Company, destroy or return any and all copies on any media containing the Confidential Information.

(d)	Unauthorized disclosure or use of Confidential Information may give rise to irreparable injury, which may not be adequately compensated by damages. In the event of a breach or threatened breach of this Section 9, the Company shall be entitled to a preliminary injunction and a temporary restraining order restraining the Executive from using or disclosing the Confidential Information or such other equitable relief as may be necessary to protect the interests of the Company. Such remedy shall be additional to and not a limitation upon any other remedy which may otherwise be legally available to the Company, including but not limited to a remedy for actual damages occasioned by the breach of the terms of this Section 9 (which damages shall include costs, expenses and reasonable attorneys’ fees).

(e)	Executive acknowledges and agrees that he is aware that: (i) the Confidential Information may contain material, non-public information regarding the Company and/or its affiliates (“Insider Information”) and (ii) the United States securities laws prohibit any persons who have material, non-public information concerning the Company and/or its affiliates from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Accordingly, the Executive acknowledges and agrees to maintain all Confidential Information and material non-public information of the Company and/or its affiliates. The Executive acknowledges and agrees that he will abide by all laws, rules and regulations relating to the handling of and acting upon Insider Information (including trading (directly or indirectly) while in possession of Insider Information or disclosing or utilizing Insider Information in connection with the purchase or sale of securities). Further, the Executive will not, and will use his best efforts to ensure that his affiliates (and any person acting on their behalf or in concert with them) will not, trade in the securities of the Company (including any securities convertible into such securities, or any other right to acquire such securities) on the basis of, or if and while it or its representatives are in possession of Insider Information until such time as the Company has publicly disclosed such information.

10.	Non-Competition and Non-Solicitation.

(a)	The Executive covenants and agrees that during the Term hereof and for a period of two (2) years following the termination of his employment hereunder (the “Restricted Period”), that he will not, directly or indirectly, at any time during the Term and/or the Restricted Period and anywhere within the continental United States:

(i) own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity which engages in any directly competitive line of business in which the Company is engaged during the Executive’s employment with the Company; provided, however, that the foregoing shall not prevent the Executive from owning, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock traded or listed on a national securities exchange or in the over-the-counter market; and

(ii) solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor or agent of the Company.

(b)	The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and/or the Restricted Period, solicit any customers of the Company (and/or its successor) with respect to products or services directly competitive with products or services then being sold by the Company (and/or its successor).

(c)	If any of the restrictions in this Section 10 shall be held by a court of competent jurisdiction to be unenforceable, illegal or invalid by reason of the extent, duration or geographical scope thereof or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and this Section 10, in its reduced form, shall be remain valid, in full force and effect and enforceable in the manner contemplated hereby.

11.	Proprietary rights.

(a)	Except as necessary to carry on the business of the Company, Executive shall not, directly or indirectly, use or disclose to any person, firm or corporation, any of the Company's Proprietary Information, including any candidate list, personal histories or resumes, employment information, business information, customer lists, customer contacts, business secrets, or any other information not generally known in the industry concerning the business or policies of the Company, including, but not limited to, the Company's list of Clients and placed candidates.

(b)	Executive acknowledges that, in the course of his employment hereunder and through his activities for and on behalf of the Company, he will develop, create, supply, receive, deal with and have access to the Company's Proprietary Information and shall hold the Company's Proprietary Information in trust and confidence for the Company. In addition to, and not in limitation of the foregoing, if Executive's employment is terminated for any reason whatsoever, voluntarily or involuntarily, Executive recognizes that it is necessary to safeguard and protect the Company's business, and that Executive's compensation is, in part, in exchange for the restrictions contained in this Agreement.

(c)	Executive will not disclose to the Company or use, to induce the Company to use any proprietary information or trade secrets of others. Executive represents and warrants that Executive has returned all property and confidential information belonging to all prior employers.

12.	Specific Performance; Injunctive Relief. The Company and the Executive each acknowledge and agree that irreparable damage would occur in the event that the provisions of Sections 9, 10 or 11 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the such provisions of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

13.	Indemnification. The Company represents and warrants that the Executive shall be entitled to the benefits of the indemnification provisions contained in the Certificate of Incorporation of the Company or in any separate Indemnification Agreement that may be entered into by and between the Company and Executive with respect to the Executive's activities as an executive officer, director, and/or employee (i) of the Company or any subsidiary thereof, or (ii) at the request of the Company, of any other entity.

14.	Withholding. The Company shall be entitled to deduct and withhold, from the Base Salary, bonuses, severance payments and/or any other amounts otherwise payable pursuant to this Agreement, such amounts as the Company determines that it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state or local tax law, with respect to the making of such payment.

15.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

16.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to, or assign of, its business and will inure to the benefit and be binding upon any such successor or assign. The term “the Company” as used throughout this Agreement shall include (i) any successors or assigns of Company, and (ii) any successor, individual, association, partnership or corporation to which all or substantially all of the business, stock or assets of the Company shall have been transferred, and (iii) any other corporation into or with which Company shall have or has been merged, consolidated, reorganized or absorbed, all of whom shall be bound by the provisions of this Agreement, provided that no such assignment, sale of assets, merger or other such event shall relieve the Company, of its obligations hereunder.

18.	Counterparts. This Agreement may be executed in several counterparts, each of which may be delivered by and among the parties by facsimile or other electronic transmission and each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and fully supersedes any and all prior agreements between the parties hereto respecting the Executive’s employment. In addition, no amendment or modification to this Agreement shall be valid unless set forth in writing and signed by each of the parties.

20.	Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

22.	Representations.

(a)	Executive’s Representations. Executive hereby represents and warrant to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by all of the parties hereto, this Agreement shall be valid and binding obligation of Executive, enforceable in accordance with its terms.

(b)	Company’s Representations. Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which Company is bound, (ii) this Agreement has been duly approved by its Board of Directors (or the Compensation Committee of the Board of Directors) and the undersigned signatory of the Company has authority to execute this Agreement on behalf of the Company, and (iii) upon the execution and delivery of this Agreement by all parties hereto, this Agreement shall be the valid and binding obligation of Company, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date and year first above written.

SSLJ.COM Limited

By:	/s/ Wei Zheng
Name:	Wei Zheng
Title:	Chief Financial Officer

EXECUTIVE

/s/ Rhoda Wing Chuen Lau
Rhoda Wing Chuen Lau